                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                        St. Francis Capital Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

                     ST. FRANCIS CAPITAL CORPORATION [LOGO]
                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700

                                                               December 20, 2000




Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company"), the holding company for St. Francis Bank, F.S.B., which will be held on Wednesday, January 24, 2001, at 10:00 a.m., local time, at the Midway Hotel -- Highway 100, 251 North Mayfair Road, Milwaukee, Wisconsin 53226.

         The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the Annual Meeting. We also have enclosed a copy of the Company's Summary Annual Report and the Company's Form 10-K Annual Report for the fiscal year ended September 30, 2000. Directors and officers of the Company, as well as representatives of KPMG LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have.

         The vote of every shareholder is important to us. Please sign and return the enclosed appointment of proxy form promptly in the postage-paid envelope provided, regardless of whether you are able to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person even if you have already submitted your proxy via mail.

         On behalf of the Board of Directors and all of the employees of the Company, I wish to thank you for your continued support.

                                           Sincerely yours,


                                           /s/ Thomas R. Perz
                                           Thomas R. Perz
                                           President and Chief Executive Officer

                     ST. FRANCIS CAPITAL CORPORATION [LOGO]
                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 24, 2001

                             ----------------------


TO THE HOLDERS OF COMMON STOCK OF ST. FRANCIS CAPITAL CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company") will be held on Wednesday, January 24, 2001, at 10:00 a.m., local time, at the Midway Hotel -- Highway 100, 251 North Mayfair Road, Milwaukee, Wisconsin 53226. The Annual Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy
Statement:


          1. Election of two directors each for three-year terms, and in each case until a successor is elected and qualified;

          2. Ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2001; and

          3. Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other such business.

         The Board of Directors has established December 1, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ William R. Hotz
Milwaukee, Wisconsin                        William R. Hotz
December 20, 2000                           Secretary and General Counsel







================================================================================
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM PROMPTLY IN THE ENVELOPE PROVIDED.

================================================================================

                     ST. FRANCIS CAPITAL CORPORATION [LOGO]
                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 24, 2001

                             ----------------------

         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share (the "Common Stock") of St. Francis Capital Corporation (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, January 24, 2001, at 10:00 a.m., local time, at the Midway Hotel -- Highway 100, 251 North Mayfair Road, Milwaukee, Wisconsin 53226, and at any adjournments or postponements thereof.

         The 2000 Summary Annual Report and the Company's Form 10-K Annual Report, including the Company's consolidated financial statements for the fiscal year ended September 30, 2000, accompany this Proxy Statement and appointment form of proxy (the "proxy"), which are being mailed to shareholders on or about December 20, 2000.

   RECORD DATE AND OUTSTANDING SHARES

         Only shareholders of record at the close of business on December 1, 2000 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,404,097 shares of Common Stock outstanding and the Company had no other class of securities outstanding.

   QUORUM

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

   ABSTENTIONS AND BROKER NON-VOTES

         Abstentions (i.e., shares for which authority is withheld to vote for a matter) are included in the determination of shares present and voting for purposes of whether a quorum exists. For the election of directors, abstentions will have no effect on the outcome of the vote because directors are elected by a plurality of the votes cast. For all other matters to be voted on at the Annual Meeting, abstentions will be included in the number of shares voting on a matter, and consequently, an abstention will have the same practical effect as a vote against such matter.

         Proxies relating to "street name" shares (i.e., shares held of record by brokers or other third party nominees) that are voted by brokers or other third party nominees on certain matters will be treated as shares present and voting for purposes of determining the presence or absence of a quorum. "Broker non-votes" (i.e., proxies submitted by brokers or third party nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or third party nominees do not have discretionary power to vote under the rules of the New York Stock Exchange) will be considered present for the purpose of establishing a quorum, but will not be treated as shares entitled to vote on such matters.

         All matters to be considered at the Annual Meeting are considered "discretionary" proposals for which brokers and third party nominees may vote proxies notwithstanding the fact that they have not received voting instructions from the beneficial owners of shares; consequently, shares held by brokers or third party nominees will be counted if and as voted by such brokers and third party nominees.

   VOTING

         Matter 1 (Election of Directors). The proxy being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for the nominees being proposed. Article VI of the Company's Articles of Incorporation provides that there will be no cumulative voting by shareholders for the election of the Company's directors. Under the Wisconsin Business Corporation Law ("WBCL"), directors are elected by a plurality of the votes cast with a quorum present, meaning that the two nominees receiving the most votes will be elected directors.

         Matter 2 (Appointment of KPMG LLP). The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as auditors for the fiscal year ending September 30, 2001.

         As provided in the Company's Articles of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "10% Limit") are not entitled to any vote in respect to the shares held in excess of the 10% Limit and shares held in excess of the 10% Limit will not be counted for determining quorum. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as such persons acting in concert with, such person or entity. The Company's Articles of Incorporation authorize the Board to make all determinations necessary to implement and apply the 10% Limit. The provisions of the Company's Articles of Incorporation relating to the 10% Limit do not apply to an acquisition of more than 10% of the shares of Common Stock if such acquisition has been approved by a majority of disinterested directors; provided such approval shall be effective only if obtained at a meeting where a quorum of disinterested directors is present.

   SOLICITATION AND REVOCATION

         Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted:

             o FOR the election of the nominees for director named in this Proxy Statement; and

             o FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2001.

Submitting your proxy via mail will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

         Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (William R. Hotz, Secretary, St. Francis Capital Corporation, 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

         The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King & Co., Inc. will be paid a fee of $4,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails by directors, officers and regular employees of the Company and St. Francis Bank, F.S.B. ("St. Francis Bank"), without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record by the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.

         Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of Common Stock as of December 1, 2000 (except as noted otherwise below) by (i) each shareholder known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company appearing in the Summary Compensation Table below, and (iv) all directors and executive officers as a group.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
         NAME                                                     OWNED (1)                    PERCENT OF CLASS*
         ----                                                 ----------------                 -----------------
St. Francis Bank, F.S.B.
  Employee Stock Ownership Trust (5)..........................     873,018                           9.3%
Thomas R. Perz (2)(3)(4)......................................     486,853                           5.2
David J. Drury (2)(3).........................................      39,666                           **
Edward W. Mentzer (2)(3)......................................      84,854                           **
Jeffrey A. Reigle (2)(3)......................................      24,816                           **
Julia H. Taylor (2)(3)........................................      22,766                           **
Edmund O. Templeton (2)(3)....................................     152,150                           1.6
Bradley J. Smith (2)(3)(4)....................................      46,550                           **
James C. Hazzard (2)(3)(4)....................................      65,713                           **
James S. Eckel (2)(3)(4)......................................     108,353                           1.2
Jon D. Sorenson (2)(3)(4).....................................     127,495                           1.4
All directors and executive officers
  as a group (29 persons) (2)(3)(4)...........................   1,976,872                          20.2%


--------------------

*  As of the Voting Record Date.
** Amount represents less than 1% of the total shares of Common Stock outstanding.

(1) Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power. Fractional shares of Common Stock held by certain executive officers under the St. Francis Bank, F.S.B. Employee Stock Ownership Plan ("ESOP") have been rounded to the nearest whole share.

(2) Includes shares of Common Stock which the named individuals have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options as follows: Mr. Perz -- 77,919 shares; Mr. Drury -- 38,616 shares; Mr. Mentzer -- 28,734 shares; Mr. Reigle -- 22,616 shares; Ms. Taylor -- 22,616 shares; Mr. Templeton -- 52,260 shares; Mr. Hazzard -- 47,369 shares; Mr. Smith -- 38,867 shares; Mr. Eckel -- 61,574 shares; and Mr. Sorenson -- 38,867 shares.

(3) Does not include options for shares of Common Stock which do not vest within 60 days of the Voting Record Date which have been awarded to executive officers and directors under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan and the St. Francis Capital Corporation 1997 Stock Option Plan.

(4) Includes shares of Common Stock allocated to certain executive officers under the ESOP, for which such individuals possess shared voting power, of which approximately 69,639 have been allocated to the accounts of the named executive officers in the Summary Compensation Table as follows: Mr. Perz -- 19,614; Mr. Smith -- 7,683; Mr. Hazzard -- 12,844;
         Mr. Eckel -- 14,942 and Mr. Sorenson -- 14,556.

(5) Marshall & Ilsley Trust Company ("Trustee") is the trustee for the ESOP. The Trustee's address is 1000 North Water Street, Milwaukee, Wisconsin 53202.

                  MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
                                    MATTER 1.
                              ELECTION OF DIRECTORS

         Pursuant to the Articles of Incorporation of the Company, at the first annual meeting of shareholders of the Company held on January 26, 1994, directors of the Company were divided into three classes as equal in number as possible. Directors of the first class were elected to hold office for a term expiring at the first succeeding annual meeting, directors of the second class were elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class were elected to hold office for a term expiring at the third succeeding annual meeting, and in each case until their successors are elected and qualified. At each subsequent annual meeting of shareholders, one class of directors, or approximately one-third of the total number of directors, are to be elected for a term of three years. There are no family relationships among any of the directors and/or executive officers of the Company. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

         Effective April 30, 2000, Rudolph T. Hoppe resigned from the Board of Directors of the Company. In connection with Mr. Hoppe's resignation, the Board of Directors amended the Company's By-laws to reduce the authorized number of directors to six, eliminating the vacancy created by Mr. Hoppe's resignation. Mr. Hoppe continues to serve as a member of the Board of Directors of St. Francis Bank.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the nominees for director listed below. If the persons named as nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as a director if elected. The following tables present information concerning the nominees for director and continuing directors.


                                              POSITION WITH THE COMPANY            DIRECTOR OF        DIRECTOR OF
                                              AND PRINCIPAL OCCUPATION             THE COMPANY     ST. FRANCIS BANK
           NAME               AGE            DURING THE PAST FIVE YEARS               SINCE              SINCE
           ----               ---            --------------------------            -----------     ----------------
                             NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS EXPIRING IN 2004

    Edward W. Mentzer          64     Director of the Company and St. Francis         1992               1982
                                      Bank; Currently Chairman Emeritus, and
                                      from 1995 to 1997, Chairman of the Board
                                      of Plastic Engineered Components, Inc.,
                                      a privately held plastic injection
                                      molded products manufacturer, located in
                                      Lincolnshire, Illinois (formerly located
                                      in Waukesha, Wisconsin); From 1989 to
                                      1995, President and Chairman of the
                                      Board of Plastic Engineered Components,
                                      Inc.

     Julia H. Taylor           47     Director of the Company and St. Francis         1997               1996
                                      Bank; Since 1986, Executive Director and
                                      Chief Executive Officer of the YWCA of
                                      Greater Milwaukee.



                                              POSITION WITH THE COMPANY            DIRECTOR OF        DIRECTOR OF
                                              AND PRINCIPAL OCCUPATION             THE COMPANY     ST. FRANCIS BANK
           NAME               AGE            DURING THE PAST FIVE YEARS               SINCE              SINCE
           ----               ---            --------------------------            -----------     ----------------
                                  INFORMATION WITH RESPECT TO CONTINUING DIRECTORS

                                        DIRECTORS WHOSE TERMS EXPIRE IN 2002

      David J. Drury           52     Director of the Company and St. Francis         1994               1997
                                      Bank; Since July 1999, President of
                                      Poblocki & Sons, LLC, a privately held
                                      exterior and interior sign systems
                                      company, located in West Allis,
                                      Wisconsin; From 1994 to 1997, President,
                                      Stolper-Fabralloy Company LLC, a
                                      privately held manufacturer of
                                      turbomachinery components, located in
                                      Brookfield, Wisconsin; From 1989 to
                                      2000, director of Jason, Inc., a
                                      publicly held manufacturer of automotive
                                      trim, finishing, power generation and
                                      industrial products, located in
                                      Milwaukee, Wisconsin; Director, Plexus
                                      Corporation, a publicly traded
                                      electronic products manufacturing and
                                      design company, located in Neenah,
                                      Wisconsin.

      Thomas R. Perz           56     President, Chief Executive Officer and          1992               1983
                                      Director of the Company; Chairman of the
                                      Board, President and Chief Executive
                                      Officer of St. Francis Bank.

                                        DIRECTORS WHOSE TERMS EXPIRE IN 2003

    Jeffrey A. Reigle          49     Director of the Company and St. Francis         1997               1997
                                      Bank; Since 1992, President and Chief
                                      Executive Officer of Regal Ware, Inc., a
                                      privately held manufacturer of utensils
                                      and electrical appliances, located in
                                      Kewaskum, Wisconsin.

   Edmund O. Templeton         57     Director of the Company and St. Francis         1992               1990
                                      Bank; Since 1969, President, Pilot
                                      Systems, Inc., a privately held company
                                      that sells, develops and services a
                                      variety of computer software programs
                                      for medium-sized manufacturing
                                      companies, located in Brookfield,
                                      Wisconsin.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST IS REQUIRED FOR THE ELECTION OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE SPECIFIED, THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE ABOVE-DESCRIBED NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

                                    MATTER 2.
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Company's independent auditors for the fiscal year ended September 30, 2000 were KPMG LLP. The Board of Directors of the Company has reappointed KPMG LLP to perform the audit of the Company's financial statements for the year ending September 30, 2001. Representatives of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company's shareholders.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTED AT THE ANNUAL MEETING IS REQUIRED FOR RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY. UNLESS MARKED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY THE SUBMITTED PROXIES WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

              MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Regular meetings of the Board of Directors of the Company are held six times per calendar year. During the fiscal year ended September 30, 2000, the Board of Directors of the Company held six regular meetings and one special meeting. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held and the total number of committee meetings on which such director served during the fiscal year ended September 30, 2000.

         At September 30, 2000, the Audit Committee of the Company consisted of Messrs. David J. Drury, Jeffrey A. Reigle, and Ms. Julia H. Taylor, who are neither officers or employees of the Company or its subsidiaries ("Outside Directors"). (Mr. John C. Schlosser and Mr. Rudolph T. Hoppe served as members of the Audit Committee until January 26, 2000 and April 30, 2000, respectively, and Mr. Edmund O. Templeton was appointed to the Audit Committee on October 10, 2000.) The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and reviews with the independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's accountants, approves services rendered by such accountants and recommends to the Board the engagement, continuation or discharge of the Company's accountants. The Company's Audit Committee met four times during the fiscal year ended September 30, 2000. For a further discussion of the activities of the Audit Committee, see "Audit Committee Report."

         In fiscal 2000, the Compensation Committee consisted of three Outside Directors of the Company, including Messrs. David J. Drury, Edward W. Mentzer and Edmund O. Templeton. During the fiscal year ended September 30, 2000, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and employees for time devoted to Company affairs. In fiscal 2000, the Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank.

         The Compensation Committee of the Company met two times during the fiscal year ended September 30, 2000. In November 2000, the Compensation Committee of the Company met to issue the Compensation Committee Report which appears in this Proxy Statement. For a further discussion of the compensation policies of the Company, see "Compensation Committee Report."

         The entire Board of Directors of the Company acted as a Nominating Committee for the selection of the nominees for director to stand for election at the Annual Meeting. In October 2000, the Board, acting as the Nominating Committee, considered nominations for directors. The Company's By-laws allow for shareholder nominations of the directors and require such nominations be made pursuant to timely notice in writing to the Secretary of the Company. See "Shareholder Proposals for the 2001 Annual Meeting."

                             AUDIT COMMITTEE REPORT

         The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

I.       AUDIT COMMITTEE COMPOSITION AND FUNCTION

         The members of the Audit Committee are appointed by the Chairman of the Board of the Company and are approved by the Company's Board of Directors. At September 30, 2000, the Audit Committee was composed of three independent directors of the Company, Messrs. David J. Drury, Jeffrey A. Reigle, and Ms. Julia H. Taylor. (Mr. John C. Schlosser and Mr. Rudolph T. Hoppe served as members of the Audit Committee until January 26, 2000 and April, 30 2000, respectively, and Mr. Edmund O. Templeton was appointed to the Audit Committee on October 10, 2000.) Each of the current members of the Audit Committee is "independent" as defined by The Nasdaq Stock Market, Inc. ("Nasdaq") listing standards. These listing standards include qualitative and quantitative requirements regarding the independence and qualifications of Audit Committee members and the size of the Audit Committee.

         The Audit Committee acts pursuant to a written charter adopted and approved by the Company's Board of Directors on May 11, 2000. The Audit Committee is responsible for assisting the Company's Board of Directors in its oversight responsibilities regarding the Company's auditing, accounting and financial reporting process. Consistent with this function, the Audit Committee encourages continuous improvement of, and adherence to, the Company's policies, procedures and practices at all levels related to the financial control and reporting process.

II.      AUDIT COMMITTEE ACTIONS IN FISCAL 2000

         In fiscal 2000, the Audit Committee met with KPMG LLP, the Company's independent auditor. Pursuant to Statement on Auditing Standards ("SAS") No. 90 (Audit Committee Communications), KPMG LLP discussed various matters relating to the Company's financial results for fiscal 2000 and discussed matters required to be discussed by SAS No. 61. KPMG LLP also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard ("ISBS") No. 1 (Independence Discussions with Audit Committees), disclosing any relationships between KPMG LLP and the Company and stating that in its professional judgment KPMG LLP believes that it is "independent" with respect to the Company within the meaning of the Securities Act and the Exchange Act. Additionally, the Audit Committee discussed with KPMG LLP that firm's independence.

         Each year the Audit Committee is responsible for providing the Company's Board of Directors with a recommendation as to whether the Company's annual financial statements should be included in the Company's Annual Report on Form 10-K filed with the SEC. Based on the Audit Committee's discussions with the Company's management and KPMG LLP concerning the fiscal 2000 financial statements and audit results, the financial statement review process and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee met in December 2000 to issue this Audit Committee Report and recommended to the Company's Board that the Company's fiscal 2000 financial statements be included in the 2000 Annual Report on Form 10-K filed with the SEC.

                                           DECEMBER 13, 2000

                                           AUDIT COMMITTEE

                                           DAVID J. DRURY
                                           JEFFREY A. REIGLE
                                           JULIA H. TAYLOR
                                           EDMUND O. TEMPLETON

                          COMPENSATION COMMITTEE REPORT

         The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

I.       COMPENSATION COMMITTEE, COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In fiscal 2000, the Compensation Committee of the Board of Directors of the Company consisted of Outside Directors, Messrs. David J. Drury, Edward W. Mentzer and Edmund O. Templeton, who are not former officers or employees of the Company or any of its subsidiaries. There are no interlocks, as defined under the rules and regulations of the SEC, between the Compensation Committee and corporate affiliates of members of the Compensation Committee.

         During the fiscal year ended September 30, 2000, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and employees for time devoted to Company affairs. In fiscal 2000, the Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank. In November 2000, the Compensation Committee of the Company met to issue this Compensation Committee Report.

II.      EXECUTIVE COMPENSATION POLICIES AND PLANS

         It is the policy of the Company to maintain an executive compensation program which will attract, motivate, retain and reward senior executives and provide appropriate incentives intended to generate long-term financial results which will benefit the Company and shareholders of the Company. The Company's executive compensation program incorporates a pay-for-performance policy that compensates executives for both corporate and individual performance. The executive compensation program is designed to achieve the following objectives:
(i) provide competitive compensation packages comparable to those offered by other peer group financial institutions; (ii) provide the Company and its subsidiaries with the ability to compete for and retain talented executives that are critical to the Company's long-term success; and (iii) provide incentives to achieve the Company's financial performance objectives and exceptional individual performance with the goal of enhancing shareholder value.

         The executive compensation package consists of the three major components: (i) cash compensation, including base salary and an annual incentive bonus; (ii) long-term incentive compensation in the form of stock options awarded under the Company's stock option plans, and (iii) executive benefits. As discussed further herein, annual incentive bonuses are paid pursuant to the terms of incentive compensation programs for St. Francis Bank (the "SFB-ICP") and the Company (the "STFR-ICP"). The corporate and bank performance targets for the SFB-ICP and STFR-ICP are reviewed and established annually by the Board of Directors of the Bank and the Company, respectively, and may vary from year to year, as may the parameters of such plans. For a further discussion of the executive benefits made available to officers of the Company during the fiscal year ended September 30, 2000, see "Compensation of Executive Officers and Directors-Benefits."

         The Compensation Committee and the Company's Board recognize that stock options are a performance-motivating incentive because they have no value unless the price of the Common Stock increases above the exercise price applicable to outstanding option grants. The Company has two stock option plans, the St. Francis Capital Corporation 1993 Incentive Stock Option Plan (the "1993 Option Plan") and the St. Francis Capital Corporation 1997 Stock Option Plan (the "1997 Option Plan") (collectively, the "Option Plans"). Executive officers and directors of the Company are eligible to receive both discretionary option grants (as determined by the Company's Board and the Compensation Committee) and option grants subject to performance-based vesting. In fiscal 1997, the Board of Directors of the Company adopted the St. Francis Capital Corporation 1997 Stock Option Allocation

Plan (the "Option Allocation Plan") which outlines the guidelines for, and factors to be considered by, the Compensation Committee in granting options subject to performance-based vesting, and the guidelines for determining the vesting schedule applicable to any non-performance-based options granted each fiscal year. These same guidelines and factors were considered by the Compensation Committee in granting options to certain executive officers in fiscal 2000. For a further discussion of the Option Allocation Plan, see "Compensation of Executive Officers and Directors -- Stock Option Plans."

         The Compensation Committee also recognizes that "compensation" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) in excess of $1,000,000 per year to an executive officer is not deductible by the Company unless such compensation is performance-based compensation approved by shareholders of the Company and thus, is not "compensation" for purposes of complying with the limit on deductibility. The Compensation Committee has been advised that no executive officer of the Company received compensation in fiscal 2000 that will result in the loss of a corporate federal income tax deduction under Section 162(m) of the Internal Revenue Code.

III.     COMPENSATION DECISIONS FOR FISCAL 2000

         In reviewing and approving compensation decisions for fiscal 2000, the Compensation Committee considered both individual and corporate performance. Base salary adjustments for fiscal 2000 for the five most highly compensated executive officers of the Company are reflected in the Summary Compensation Table set forth in this Proxy Statement. The average increase in base salary for the four highest paid executive officers (other than Mr. Perz, the Company's President and CEO) was 5.9% in fiscal 2000.

         During fiscal 2000, executive officers of the Company participated in an incentive compensation program (the "STFR-ICP") established and approved by the Compensation Committee for the Company. Incentive compensation earned under the STFR-ICP is established as a percentage of each officer's base salary and may exceed established percentages of base salaries if the Company surpasses specific corporate performance targets applicable to various executive officer groups and individual performance objectives are met or exceeded. Incentive compensation may be less than the established percentages if the Company does not achieve the corporate performance targets and/or individual performance objectives are not met. In addition, the STFR-ICP provides that the Committee has the discretion in administering the program to award discretionary incentive compensation based upon an assessment of the Company's overall financial performance or other corporate performance factors.

         For fiscal 2000, the STFR-ICP corporate performance targets for the executive groups were based upon the Company's net income. In fiscal 2000, the STFR-ICP provided for a target of 40% of base salary for the Company's President (Mr. Thomas R. Perz), and targets of 35%, 30%, 25% or 20% of base salaries for other executive officers who participate in the STFR-ICP. Remuneration earned under the STFR-ICP and the St. Francis Bank Incentive Compensation Program ("SFB-ICP") for the fiscal year ended September 30, 2000 will be paid by St. Francis Bank in January 2001.

         The Committee determined that the Company did not achieve the net income target established under the STFR-ICP in fiscal 2000. As a result of the Committee's consideration of the corporate performance targets and individual performance in fiscal 2000, the Committee awarded executive officers participating in the STFR-ICP incentive compensation at levels less than the targeted amounts. The aggregate payout under the STFR-ICP for fiscal 2000 was $61,188. The average bonus earned under the STFR-ICP in fiscal 2000 by participants (other than Mr. Perz) was 12.2% of their base salaries.

         Executive officers of St. Francis Bank who do not participate in the STFR-ICP are eligible to participate in the SFB-ICP. Under this plan, incentive compensation earned also is established as a percentage of each officer's base salary and may exceed established percentages of base salaries if St. Francis Bank surpasses the target level of net and individual performance objectives are met or exceeded. Incentive compensation may be less than the established percentages if St. Francis Bank does not achieve the target net income level and individual performance objectives are not met. In addition, the SFB-ICP provides that the Committee has the discretion in administering the program to award discretionary incentive compensation based upon an assessment of St. Francis Bank's overall financial performance or other corporate performance factors. In fiscal 2000, the SFB-ICP provided for targets of 35%, 30%, 25% or 20% of base salaries for executive officers of St. Francis Bank.

         For fiscal 2000, the Committee determined that St. Francis Bank did not achieve the net income target established under the SFB-ICP. As a result of the Committee's consideration of corporate performance, all participants in the SFB-ICP were eligible to earn incentive compensation at levels below the targeted levels. Based on adjustments for individual performance in fiscal 2000, participants earned incentive compensation at levels below the targeted amounts. The aggregate payout under the SFB-ICP for fiscal 2000 was $150,585. The average bonus earned under the SFB-ICP in fiscal 2000 by participants was 14.2% of their base salaries.

         In fiscal 2000, with the exception of option grants to the Company's President and Chief Executive Officer (discussed herein), no performance-based options were granted to executive officers of the Company and its subsidiaries pursuant to the Option Allocation Plan. Options to purchase 5,000 shares of common stock were granted in fiscal 2000 to an executive officer which were not performance-based. In fiscal 2000, an additional portion of the performance-based options granted in 1997 vested. Based upon the Company achieving 48.7% of its Earnings Per Share target and 82.6% of the Business Line targets (average) in fiscal 2000, under the vesting formula established under the Option Allocation Plan, participants who received performance-based options in fiscal 1997 vested at a rate of 40.2% of the maximum vestable amount of their initial option grant for fiscal 2000. In fiscal 1997, Messrs. Smith, Hazzard, Sorenson and Eckel were granted 50,000, 50,000, 50,000 and 30,000 performance-based options (split adjusted), respectively, under the Option Allocation Plan. Of the performance-based options awarded to each of these individuals, 6,700 vested in fiscal 2000 for Messrs. Smith, Hazzard and Sorenson, and 4,020 vested in fiscal 2000 for Mr. Eckel, based upon the formula under the Option Allocation Plan.

IV.      PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION IN FISCAL 2000

         In establishing the compensation of Mr. Perz for fiscal 2000, the Compensation Committee specifically considered the Company's and St. Francis Bank's overall operating performance as compared to the operating results of other peer group thrift institutions. The Compensation Committee also considered the individual performance of Mr. Perz who serves as President and Chief Executive Officer of the Company and the Bank, and Chairman of the Board of the Bank, including his performance and ability to develop, train and motivate a competent management team and to execute the directives of the Board, as well as to manage St. Francis Bank and the Company in a profitable, safe and sound manner.

         Mr. Perz's base salary (excluding ICP remuneration) for the fiscal year ended September 30, 2000 was $400,000, a 14.3% increase over fiscal 1999. Based upon the Committee's assessment of corporate performance as well as Mr. Perz's individual performance pursuant to the STFR-ICP for fiscal 2000, Mr. Perz received incentive compensation equal to $20,000 for fiscal 2000, or 5.0% of his $400,000 base salary established at the beginning of fiscal 2000. In addition, Mr. Perz was granted 74,598 performance-based options in fiscal 2000, for which the first permissible vesting date under the Option Allocation Plan's performance-based guidelines is October 1, 2001. Finally, of the 100,000 performance-based options awarded to Mr. Perz in fiscal 1997, 13,400 vested in fiscal 2000 based upon the formula under the Option Allocation Plan.

                                                NOVEMBER 15, 2000

                                                COMPENSATION COMMITTEE

                                                DAVID J. DRURY
                                                EDWARD W. MENTZER
                                                EDMUND O. TEMPLETON

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         During the fiscal year ended September 30, 2000, the Company did not pay separate compensation to its executive officers. Separate compensation will not be paid to the officers of the Company until such time as the officers of the Company devote significant time to separate management of Company affairs, which is not expected to occur until the Company becomes actively involved in additional significant business beyond St. Francis Bank. The following table summarizes the total compensation earned by St. Francis Bank's Chief Executive Officer and the next four highest paid executive officers of the Company's subsidiaries whose compensation (salary and bonus) exceeded $100,000 during the Company's fiscal years ended September 30, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                                             COMPENSATION
                                                       ANNUAL                  NUMBER OF
                                                    COMPENSATION(1)             SHARES
                                             -------------------------        SUBJECT TO            ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY(2)        BONUS(3)        OPTIONS(4)          COMPENSATION(5)
---------------------------         ----     ---------        --------        ----------          ---------------

Thomas R. Perz.................     2000     $  400,000       $  20,000         74,598                $227,658
   President and CEO of the         1999        350,000         200,000        100,000                  49,938
   Company and St. Francis          1998        325,000         130,000             -                   55,412
   Bank

Bradley J. Smith...............     2000        170,000          27,111             -                  103,267
   Executive Vice President-        1999        160,000          60,000         48,000                  31,703
   Retail Banking of St.            1998        152,000          49,742             -                    3,616
   Francis Bank

James C. Hazzard ..............     2000        140,000          13,650             -                  114,120
   Executive Vice President-        1999        136,500          55,000         48,000                  42,048
   Commercial Banking of            1998        131,500          39,450             -                   42,679
   St. Francis Bank

James S. Eckel.................     2000        123,850          21,672             -                  106,029
   Executive Vice President -       1999        117,500          55,000         48,000                  32,098
   Mortgage Lending of              1998        105,000          30,177             -                   33,852
   St. Francis Bank

Jon D. Sorenson................     2000        127,000          16,000             -                  108,772
   Executive Vice President,        1999        115,500          55,000         48,000                  36,647
   Chief Financial Officer and      1998        110,000          38,500             -                   32,657
   Treasurer of the Company
   and St. Francis Bank


-------------
(FOOTNOTES ON FOLLOWING PAGE)

-------------


(1) Perquisites and other personal benefits provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer's total annual salary and bonus during the fiscal years indicated, and accordingly, are not included.

(2) Amounts shown include compensation earned and deferred at the election of the named executive officers during the fiscal years ended September 30, 1998, 1999 and 2000.

(3) Senior executive officers of the Company and St. Francis Bank receive remuneration under separate Incentive Compensation Programs ("ICPs"). The amounts indicated for the fiscal years ended September 30, 1998, 1999 and 2000 represent incentive compensation earned by the named executive officers under the ICPs for the Company and St. Francis Bank for those fiscal years.

(4) The option awards indicated for fiscal 1999 and 2000 were granted to the named executive officers pursuant to the St. Francis Capital Corporation Stock Option Allocation Plan (the "Option Allocation Plan"), which is a performance-based option plan. None of the fiscal 1999 or 2000 awards indicated in the table vested in fiscal 2000 for any of the named individuals. The first permissible vesting date for the performance-based options granted in fiscal 1999 is September 30, 2001. The first permissible vesting date for the performance-based options granted in fiscal 2000 is October 1, 2001. Pursuant to the terms of the Company's stock option plans, the number of shares subject to outstanding option grants were adjusted in fiscal 1999 to reflect the Company's 2-for-1 stock split in April 1999. Accordingly, the number of shares subject to option grants indicated in the table for fiscal 1999 have been adjusted to reflect the April 1999 stock split. For further information regarding the Option Allocation Plan, see "Compensation Committee Report."

(5) Amounts shown in this column represent contributions by the Bank pursuant to the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), the ESOP and Long-Term Disability Policies, the reportable economic benefit to the named individuals pursuant to the Executive Split Dollar Life Insurance Plan (the "Split Dollar Plan"), and committee fees during the fiscal years ended September 30, 1998, 1999 and 2000. The amounts shown for each individual for the fiscal year ended September 30, 2000 are derived from the following figures:
         (i) Mr. Perz: $3,200 - Pension Plan contribution; $1,175 - 401(k) Plan matching contribution; $204,598 - ESOP allocation; $1,729 - Split Dollar Plan premium; $11,456 - Long-Term Disability Policy premium; $4,500 - Loan Committee fees; $1,000 - Policy Committee fees; (ii) Mr.
         Smith: $3,200 - Pension Plan contribution; $1,000 - 401(k) Plan matching contribution; $98,933 - ESOP allocation; $134 - Split Dollar Plan premium; (iii) Mr. Hazzard: $3,200 - Pension Plan Contribution; $1,000 - 401(k) Plan matching contribution; $103,225 - ESOP allocation; $510 - Long-Term Disability Policy premium; $185 - Split Dollar Plan premium; $6,000 - Loan Committee fees; (iv) Mr. Eckel: $2,986 - Pension Plan contribution; $1,647 - 401(k) Plan matching contribution; $101,294
         - ESOP allocation; $102 - Split Dollar Plan premium; and (v) Mr.
         Sorenson: $3,138 - Pension Plan contribution; $1,947 - 401(k) Plan matching contribution; $103,587 - ESOP allocation; $100 - Split Dollar Plan premium.

EMPLOYMENT AGREEMENTS

         In fiscal 2000, the Company and St. Francis Bank entered into three-year employment agreements with Mr. Perz to be effective commencing on January 1, 2000. In October 1996 and 1998, the Company and St. Francis Bank entered into three-year employment agreements with Messrs. Sorenson and Eckel, respectively, and Bank Wisconsin entered into a new three-year employment agreement with Mr. Hazzard that was assumed by St. Francis Bank in connection with the merger of St. Francis Bank and Bank Wisconsin in September 1997. On January 6, 1997, in connection with his retention as Executive Vice President of St. Francis Bank, the Company and St. Francis Bank entered into a three-year employment agreement with Mr. Smith. In fiscal 2000, the employment agreements with Messrs. Smith, Hazzard, Eckel and Sorenson were amended as described herein. The term of these employment agreements with Messrs. Perz, Smith, Hazzard, Eckel and Sorenson, which are described herein, may be restored to three years by action of the Boards of Directors annually, subject to the Board's performance evaluation. In October 2000, the employment agreements with Messrs. Perz, Smith, Hazzard, Eckel and Sorenson were restored to three-year terms by Board action. These employment agreements are intended to ensure that the Company and St. Francis Bank maintain a stable and competent management base.

         Under the employment agreements in effect for fiscal 2000, the base salaries for Messrs. Perz, Smith, Hazzard, Eckel and Sorenson were $400,000, $170,000, $140,000, $123,850 and $127,000, respectively. Base salaries may be increased by the Board of Directors of the Company or St. Francis Bank, as applicable, but may not be reduced except as part of a general pro rata reduction in compensation for all executive officers. The employment agreements provide that the Company may reimburse St. Francis Bank for any compensation paid to each of Messrs. Perz, Smith, Hazzard, Eckel and Sorenson pursuant to such agreements as jointly determined by the Boards of the Company and St. Francis Bank to reflect appropriately the allocation of the executive's time between Company and St. Francis Bank affairs. In addition to base salary, the agreements provide for payments from other incentive compensation plans, and provide for other benefits, including participation in any group health, life, disability, or similar insurance program and in any pension, profit-sharing, employee stock ownership plan, deferred compensation, 401(k) or other retirement plan maintained by St. Francis Bank. The agreements also provide for participation in any stock-based incentive programs made available to executive officers of the Company and its subsidiaries. Commencing in fiscal 2000, the agreements with Mr. Perz and the amended agreements with the other executives provide for reimbursement of various expenses, including tax preparation and financial consulting fees, subject to reasonable documentation and other limitations as determined by the Company's Board of Directors.

         The agreements with Messrs. Perz, Smith, Hazzard, Eckel and Sorenson may be terminated by the Company or St. Francis Bank upon death, disability, retirement, for cause at any time, or in certain events specified by the regulations of the OTS. If the Company or St. Francis Bank terminate the agreements due to death or retirement, for cause or pursuant to OTS regulations, the executives shall be entitled to receive all compensation and benefits in which they were vested as of the termination date. If the agreements are terminated due to disability, the executives shall be entitled to receive 100% of their base salary at the rate in effect at the time of termination for a period of one year and thereafter an amount equal to 75% of such base salary for any remaining portion of the employment term (offset by any payments received by executives under any employer disability plans or government social security or workers' compensation programs), together with other compensation and benefits in which they were vested as of the termination date. If the Company or St. Francis Bank terminate the agreements other than for the foregoing reasons, or the executives terminate the agreements in accordance with the terms stated therein, the executives are entitled to severance payments equal to one year's base salary (in the case of Messrs. Smith, Hazzard, Eckel and Sorenson) and two year's base salary (in the case of Mr. Perz) based upon the highest base salary within the three years preceding the date of termination. In addition, pursuant to the fiscal 2000 amendments and Mr. Perz's 2000 agreements, in such event the executives would receive bonus and incentive compensation in an amount equal to the average bonus payment paid to the executives in the three years preceding the date of termination (as opposed to the amount of bonus paid in the most recently completed calendar year) payable over a twelve or 24-month period, as applicable. In addition, the executives shall be entitled to participate in all group insurance, life insurance, health and accident, disability and certain other employee benefit plans maintained by the employer, at no cost to the executives, for a period of one year (in the case of Messrs. Smith, Hazzard, Eckel and Sorenson) or two years (in the case of Mr. Perz), or such earlier time as the executives are employed on a full-time basis by another employer which provides substantially similar benefits. The employment agreements also contain covenant-not-to-compete provisions which prohibit the executives from competing with a Significant Competitor (as defined therein) of the Company or St. Francis Bank for a period of twelve months following termination.

         The employment agreements provide for severance payments if the executives' employment terminates following a change in control. Under the agreements, a "Change in Control" is generally defined to include any change in control required to be reported under the federal securities laws, as well as
(i) the acquisition by any person of 25% or more of the Company's outstanding voting securities, or (ii) a change in a majority of the directors of the Company during any two-year period without approval of at least two-thirds of the persons who were directors at the beginning of such period.

         Within 24 months of the effective date of any Change in Control, the executives may terminate the agreements in the event certain conditions contained therein are satisfied, and shall be entitled to receive as severance three year's base salary (based upon the highest base salary within the three years preceding the date of termination) and the average amount of bonus and incentive compensation paid to the executives in the three years preceding the date of termination, payable over a three-year period. In addition, the executives shall be entitled to all other benefits and compensation which would have been payable to them in the event of termination other than for death, disability, cause or pursuant to OTS regulations, as described herein. In addition, the executives are entitled to all qualified retirement and other benefits in which they were vested. Utilizing the bonus amounts for fiscal 2000 as reflected in the Summary Compensation Table for purposes of the severance payment calculation, severance pay in the event of a Change in Control would amount to $1,550,000, $646,853, $528,100, $478,489, and $490,500 for Messrs.
Perz, Smith, Hazzard, Eckel and Sorenson, respectively.

         If the severance benefits payable following a Change in Control would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and the present value of such "parachute payments" equals or exceeds three times the executive's average annual compensation for the five calendar years preceding the year in which a Change in Control occurred, the severance benefits shall be reduced to an amount equal to the present value of
2.99 times the average annual compensation paid to the executive during the five years immediately preceding such Change in Control. Mr. Perz's employment agreement with the Company provides that the Company shall pay Mr. Perz the entire amount of any unpaid severance that is not paid to him as a result of the Change in Control restriction under his employment agreement with St. Francis Bank. In addition, under applicable law, a 20% excise tax would be triggered by change-in-control-related payments that equal or exceed three times Mr. Perz's annual compensation over the five years preceding the Change in Control. The agreement with the Company provides that to the extent payments related to a Change in Control are subject to the excise tax, the Company will provide Mr. Perz with an additional amount sufficient to enable Mr. Perz to retain the full value of the Change in Control benefits as if the excise tax had not applied.

BENEFITS

     EXECUTIVE SPLIT DOLLAR INSURANCE PROGRAM

         St. Francis Bank established a Split Dollar Life Insurance Plan, effective September 13, 1992 (the "Split Dollar Plan"), in which certain senior officers of St. Francis Bank participate. The life insurance benefit is equal to the executives' salary up to $250,000. St. Francis Bank pays the PS-58 cost of the insurance and the premium. Upon the executive's death or the policy maturity date, St. Francis Bank will receive all premiums paid on behalf of the executive and the executive will receive the remainder of the death benefit or the cash surrender value

         In June 1997, Mr. Perz and St. Francis Bank entered into the St. Francis Bank, FSB Split Dollar Life Insurance Agreement (the "1997 Split Dollar Agreement") pursuant to which Mr. Perz is entitled to split dollar life insurance benefits in addition to those provided for under the Split Dollar Plan. The life insurance benefit is equal to $2,290,737. St. Francis Bank pays the PS-58 cost of the insurance and the premium. Upon the death of Mr. Perz or the policy maturity date, St. Francis Bank will receive the greater of $750,000 or the aggregate premiums paid on behalf of Mr. Perz and Mr. Perz will receive the remainder of the death benefit or the cash surrender value.

     401(K) PLAN, EMPLOYEE STOCK OWNERSHIP PLAN AND MONEY PURCHASE PENSION PLAN

         St. Francis Bank participates in the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), covering all of its eligible employees. Employees are eligible to participate after completing a six-month period of employment and attaining age 21. The 401(k) Plan permits participants, subject to the limitations imposed by Section 401(k) of the Internal Revenue Code, to make voluntary tax deferred contributions in amounts between 2% and 10% of their annual compensation. For fiscal 2000, St. Francis Bank made a semi-monthly contribution to the 401(k) Plan in an amount equal to 50% of the first 4% of compensation deferred by the participant for those participants currently employed. The 401(k) Plan's trustee is the Marshall & Ilsley Trust Company.

         In connection with the conversion of St. Francis Bank, St. Francis Bank established the St. Francis Bank, F.S.B. Employee Stock Ownership Plan (the "ESOP") for its eligible employees. The ESOP borrowed funds from the Company to purchase 490,643 shares of Common Stock. Collateral for the loan is the Common Stock purchased by the ESOP. In fiscal 2000, the Company paid off the entire ESOP loan balance and released all remaining shares held in the suspense account to participants. This resulted in ESOP participants receiving final allocations from the ESOP that will be subject to vesting as set forth in the plan. Benefits generally become 20% vested after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability and attainment of age 65. Benefits may be payable, in either shares of Common Stock or cash, upon death, retirement, early retirement, disability or separation from service. The ESOP's trustee is Marshall & Ilsley Trust Company.

         St. Francis Bank maintains the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), a tax-qualified, defined contribution plan covering all eligible employees. Employees are eligible to participate after completing a twelve-month period of 1,000 or more hours of employment and attaining age 21. Benefits generally become 20% vested after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability or attainment of age 65. The Pension Plan's trustee is the Marshall & Ilsley Trust Company.

     STOCK OPTION PLANS

         The Company has two stock option plans, the 1993 Stock Option Plan and the 1997 Stock Option Plan (collectively, the "Option Plans").

         In 1993, the Board of Directors of the Company adopted the 1993 Option Plan. All employees of the Company and its subsidiaries are eligible to participate in the 1993 Option Plan. As of September 30, 2000, the Company and its subsidiaries had 480 eligible employees. The 1993 Option Plan authorizes the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code ("Incentive Stock Options"), (ii) options that do not so qualify ("Non-Statutory Options"), and (iii) options which are exercisable only upon a change in control of St. Francis Bank or the Holding Company ("Limited Rights"). As of the date of this Proxy Statement, options to purchase 1,457,924 shares of Common Stock have been granted under the 1993 Option Plan and no shares of Common Stock (which has been adjusted to include plan shares forfeited) were available for granting under the 1993 Option Plan.

         In November 1996, the Board of Directors of the Company adopted the 1997 Stock Option Plan in which all directors, officers and employees of the Company and its subsidiaries are eligible to participate. The 1997 Stock Option Plan was approved by the Company's shareholders on January 22, 1997. As of September 30, 2000, the Company had 491 directors, officers and employees eligible to participate in the 1997 Stock Option Plan. The 1997 Stock Option Plan authorizes the grant of (i) Incentive Stock Options; and (ii) Non-Statutory Options. As of the date of this Proxy Statement, options to purchase a total of 1,199,245 shares of Common Stock have been granted under the 1997 Stock Option Plan and a total of 4,800 shares of Common Stock (which has been adjusted to include plan shares forfeited) were available for granting.

         Pursuant to the terms of the Option Plans, the number of shares subject to outstanding option grants and the exercise price of such options, and the remaining plan share reserve under each of such plans was adjusted in fiscal 1999 to reflect the Company's 2-for-1 stock split in April 1999. Accordingly, the option tables that follow below reflect such adjustments.

         In fiscal 1997, the Board of Directors of the Company adopted the St. Francis Capital Corporation 1997 Stock Option Allocation Plan (the "Option Allocation Plan") which outlines the guidelines for, and factors to be considered by, the Compensation Committee in granting options subject to performance-based vesting. The Option Allocation Plan is designed to strengthen the link between executive compensation and long-term organization performance by providing guidelines for the granting of options to executive officers subject to performance-based vesting. Pursuant to the Option Allocation Plan, participants are granted options which are subject to vesting over a maximum of a six-year period based upon the Company's achievement of certain "Business Line" goals and "Earnings Per Share" goal established by the Board of Directors of St. Francis Bank and the Company, respectively, at the beginning of each fiscal year. The "Business Line" targets relate to the following areas: (i) one-to-four family lending (origination target); (ii) commercial lending (growth target); (iii) consumer lending (growth target); (iv) commercial real estate and multi-family lending (growth target); (v) deposits (growth target); and

(vi) investment products sales. The option grants to eligible participants are intended to qualify as Incentive Stock Options under the Internal Revenue Code to the extent permitted by applicable law.

         At the end of each fiscal year, the Compensation Committee will compare the Company's performance for the fiscal year to the established goals under the Option Allocation Plan to determine the percentage of option shares which will vest in such year for each participant. Each year, during the option award term, a set maximum number of options granted (or if less, the remaining options granted) will be subject to accelerated vesting, depending upon the degree of the Company's success in achieving the annual performance targets budgeted for the fiscal year. No vesting will occur in a fiscal year if the Company's earnings per share or the "Business Line" targets (average) are less than 80% of the budgeted target. The Compensation Committee, may, in its discretion, accelerate the vesting of all or a portion of the options awarded to participants, on an individual or group basis, which do not vest due to failure to achieve budgeted targets for the Business Line and Earnings Per Share Targets in any particular year of the option award term. All option shares not vested by the last year of the option award term shall become vested in such year, irrespective of Company performance.

         Under the Option Allocation Plan, a participant must be employed at the end of the fiscal year to be eligible for vesting of option grants. Termination of a participant's service for any reason (other than death, disability, change in control or retirement) (as defined in the 1997 Stock Option Plan) will result in the forfeiture of all unvested options. For further information regarding option grants and decisions related thereto in fiscal 2000, see "Compensation Committee Report."

         The following tables set forth certain information concerning individual grants of stock options to each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                         NUMBER OF          % OF
                          SHARES        TOTAL OPTIONS
                        UNDERLYING        GRANTED TO        PER SHARE
                         OPTIONS         EMPLOYEES IN        EXERCISE       EXPIRATION        GRANT DATE
       NAME               GRANTED       FISCAL YEAR(1)     PRICE ($/SH)       DATE          PRESENT VALUE(2)
-------------------------------------------------------------------------------------------------------------------
Thomas R. Perz...........  74,548          93.71%            $13.875          2010             $244,517


----------

(1) The options set forth in the above table represent the number of shares subject to performance-based option grants. The first permissible vesting date of such options is October 1, 2001. Options to purchase 79,548 shares of Common Stock were granted to eligible employees under the Option Plans during the fiscal year ended September 30, 2000.

(2) Based upon the Black-Scholes option pricing model, adopted for use in valuing stock options, based upon the following variable assumptions:
         (i) a ten year option term; (ii) a volatility statistic of 15%; (iii) a dividend yield of 3.05% and (iv) a risk-free rate of return representing the interest rate on a U.S. Treasury security with a ten year maturity on the date of grant. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

         The following table sets forth certain information concerning the exercise of stock options granted under the Option Plans by each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                              NUMBER OF                      UNEXERCISED
                                                             UNEXERCISED                    IN-THE-MONEY
                          NUMBER OF                            OPTIONS                       OPTIONS AT
                           SHARES                        AT FISCAL YEAR END               FISCAL YEAR END (1)
                          ACQUIRED        VALUE      --------------------------      --------------------------
NAME                     ON EXERCISE    REALIZED     EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
----                     -----------    --------     -----------  -------------      -----------  -------------
Thomas R. Perz.........        -               -         77,919       196,815           $65,076      $125,255
Bradley J. Smith.......        -               -         38,867        79,133            31,579        52,796
James C. Hazzard.......        -               -         47,369        67,631            90,562        68,000
James S. Eckel.........     3,800         $59,319        61,574        54,680           413,442         5,428
Jon D. Sorenson........     6,054          92,324        38,867        59,133            31,579         9,046


-----------

 (1) The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the securities underlying the options ($15.31) (which was the average of the bid and ask price of the Common Stock on September 30, 2000) and the exercise price of the options at September 30, 2000.

         Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised only for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of the grant. No option granted in connection with the 1993 Stock Option Plan will be exercisable three months after the date on which the optionee ceases to perform services for St. Francis Bank or the Company, except that in the event of death, disability or retirement, options may be exercisable for up to one year thereafter or such longer period as determined by the Company with respect to the exercise of Non-Statutory Options. If an optionee ceases to perform services for St. Francis Bank or the Company due to retirement, Incentive Stock Options exercised more than three months following the date the optionee ceases to perform services shall be treated as Non-Statutory Stock Options. Options of employees terminated for cause will terminate on the date of termination. Termination for cause includes termination due to the intentional failure to perform stated duties, breach of fiduciary duty involving personal dishonesty resulting in a material loss to the Company, willful violations of law or the entry of a final cease and desist order which results in a material loss to the Company. Options will be immediately exercisable in the event of a change in control. "Change of control" is defined to include the acquisition of beneficial ownership of 20% or more of any class of equity security by a person or group of persons acting in concert, a tender offer or exchange offer, merger or other form of business combination, a sale of assets or a contested election of directors which results in a change in control of a majority of the Board of Directors.

EXECUTIVE OFFICER AND DIRECTOR DEFERRED COMPENSATION AGREEMENTS

         In September 1986, St. Francis Bank and Mr. Perz entered into a deferred compensation agreement in lieu of a $5,000 per annum increase in Mr. Perz' base salary, pursuant to which St. Francis Bank agreed to pay Mr. Perz $3,333 per month for the first year upon his retirement, death or disability, with such monthly payments to be increased 5% each year thereafter for the following 14 years. In fiscal 1999, the deferred compensation agreement was amended to provide that if Mr. Perz voluntarily terminates his employment with the Company for any reason other than disability prior to January 1, 2010 (his normal retirement date), he shall be entitled to a lump-sum payment equal to the present value of the monthly payment stream to which he would have been entitled had he remained employed with the Company until January 1, 2010, utilizing a discount rate of 10%. If Mr. Perz's employment is terminated involuntarily by the Company (or any successor thereto), he will receive the full monthly benefits for the following 15 years. No benefits are payable if Mr. Perz's employment is terminated for cause. "Cause" is defined as (i) an intentional failure to perform his duties, (ii) willful misconduct, (iii) criminal conviction for any felony or any act involving dishonesty, breach of trust or violation of banking laws, (iv) breach of fiduciary duty involving personal profit, (v) willful violation of any law, rule or regulation (other than traffic violation or similar offenses), or (vi) personal dishonesty or material breach of the agreement. The deferred compensation agreement is a non-tax qualified, unfunded plan.

         In November 1987 and February 1988, Messrs. Mentzer and Perz each entered into deferred compensation agreements whereby they agreed to defer certain directors' fees paid to them by St. Francis Bank and the Company. These agreements were renewed in January 1993 and January 1994 for Messrs. Mentzer and Perz, respectively. The deferred compensation agreements are non-tax qualified, unfunded plans which establish deferred benefit accounts for both Messrs. Perz and Mentzer. The deferred benefit accounts are credited annually on April 30 of each year with interest at a rate equal to one percentage point over the composite yield on Moody's Long Term Bond Index Rate in effect on the preceding April 30. Upon retirement, deferred compensation with accrued interest is to be paid to each director or his designated beneficiary over ten years in annual installment portions as designated in the deferred compensation agreements. In the event of Mr. Perz' death before retirement, his deferred compensation agreement provides that St. Francis Bank shall pay his designated beneficiary an annual sum of $76,000 for a period of ten years. In the event of Mr. Mentzer's death before retirement, his deferred compensation agreement provides his designated beneficiary shall receive the balance in his director's deferred benefit account over a period of ten years. In January 1999, Mr. Mentzer's agreement was amended to provide that he will receive $4,000 per month from his deferred compensation commencing in January 1999.

DIRECTORS' COMPENSATION

     BOARD FEES

         Compensation paid to Company directors in fiscal 2000 included a monthly retainer of $1,125 plus a fee of $1,500 per regular meeting attended and $500 per Company Board committee meeting attended. The directors were not paid any additional compensation for attending the one special meeting of the Board of Directors held in fiscal 2000.

         Company directors who also were directors of St. Francis Bank received a fee of $1,000 per St. Francis Bank Board meeting attended and $500 per committee meeting attended. In fiscal 2000, all Company directors also served on the Board of Directors of St. Francis Bank.

     OPTION GRANTS TO OUTSIDE DIRECTORS UNDER THE OPTION PLANS

         On April 19, 2000, Messrs. Templeton, Mentzer and Drury each were granted options to purchase 25,000 shares of Common Stock, Ms. Taylor was granted options to purchase 20,000 shares of Common Stock and Mr. Reigle was granted options to purchase 10,000 shares of Common Stock. All options are subject to a three-year vesting schedule and the exercise price for all options is $13.875.

                                PERFORMANCE GRAPH

         The following graph shows an annual comparison from September 1995 to September 2000 of the Company's cumulative shareholder return on the Common Stock with (i) the cumulative total return on stocks included in the Nasdaq Stock Market Index (for United States companies) and (ii) the cumulative total return on stocks of Nasdaq listed companies included in the Standard Industrial Classification (SIC) codes 602 - 679 (the "Nasdaq Financial Index"), commencing on September 30, 1995 through September 30, 2000. The cumulative returns set forth in each graph assume the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends were paid on such securities during the applicable comparison period.

                              COMPARISON OF ANNUAL
                   CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                      NASDAQ STOCK MARKET (U.S.) INDEX AND
                            NASDAQ FINANCIAL INDEX(1)


                      [Line Graph: Nasdaq Financial Index]





                                  09/30/95      09/30/96       09/30/97      09/30/98      09/30/99     09/30/00
                                  --------      --------       --------      --------      --------     --------
Company Common Stock              $ 100.00      $ 114.95       $ 168.15      $ 164.57      $ 189.91     $ 147.47
Nasdaq (U.S.)..................     100.00        118.68         162.92        165.50        270.38       358.96
Nasdaq Financial Index.........     100.00        123.80         195.14        179.96        195.55       207.49



------------

(1) Assumes $100.00 invested on September 30, 1995, and all dividends reinvested through the end of the Company's fiscal year on September 30, 2000. The performance graph is based upon closing prices on the trading day specified.

               INDEBTEDNESS OF MANAGEMENT AND CERTAIN TRANSACTIONS

         Current federal law requires that all loans or extensions of credit to officers and directors must be made only (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features, or (ii) pursuant to benefit or compensation programs which are widely available to employees of the Bank and which do not give such executive officers and directors preference over other Bank employees. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of St. Francis Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         The policies of St. Francis Bank provide that all loans or extensions of credit to executive officers and directors are to be made in the ordinary course of business (i.e., on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features), or in accordance with the terms of nonpreferential benefit or compensation plans generally available to Bank employees. All loans were made by St. Francis Bank in the ordinary course of business or pursuant to nonpreferential benefit or compensation plans generally available to employees of St. Francis Bank. All loans or extensions of credit to executive officers and directors were current as of September 30, 2000.

         Mr. Jeffrey A. Reigle, a director of the Company and St. Francis Bank, is the President and Chairman of the Board of Regal Ware, Inc. In fiscal 1998, St. Francis Bank participated in a credit facility originated at another financial institution for Regal Ware, Inc. During fiscal 1999, the credit facility was refinanced for a lower amount. The balance of St. Francis Bank's participation interest in the credit facility was paid on January 3, 2000. The terms of the credit facility were substantially the same, including interest rates and collateral, as those prevailing at the time for comparable transactions, and did not involve more than the normal risk of collectibility or present other unfavorable features.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended September 30, 2000, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements, except for one inadvertent failure to timely report on a Form 4 the acquisition of 104 shares of Common Stock of the Company through the reinvestment of funds held in IRA accounts controlled by Mr. Eckel in December 1999, which was subsequently reported on a Form 4.

                SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR INCLUSION IN 2001 PROXY MATERIALS

         To be considered for inclusion in the proxy statement relating to the Annual Meeting to be held in January 2002, shareholder proposals must be received at the principal executive offices of the Company at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, Attention: William R. Hotz, Secretary, no later than August 22, 2001. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the appointment form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested. Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2001 Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

ADVANCE NOTICE REQUIREMENT FOR ANY PROPOSAL OR NOMINATION TO BE RAISED BY A SHAREHOLDER

         Shareholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VII of the Company's Articles of Incorporation. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed by first class United States mail, postage prepaid, to the principal executive offices of the Company not later than the close of business on the tenth day following the day on which notice of such annual meeting is first given to shareholders. A shareholder's notice must set forth certain information in accordance with Article VII of the Company's Articles of Incorporation. The advance notice must include the shareholder's name and address, as they appear on the Company's record of shareholders, the class and number of shares of the Company's Common Stock beneficially owned by such shareholder, a brief description of the proposed business, the reason for considering such business at the annual meeting and any material interest of the shareholder in the proposed business. In the case of nominations for elections to the Board of Directors, certain information regarding the nominee must be provided.

DISCRETIONARY VOTING OF 2001 PROXIES

         Pursuant to Rule 14a-4(c) under the Exchange Act and Article VII of the Company's Articles of Incorporation, if a shareholder who intends to present a proposal at the 2001 Annual Meeting timely and properly notifies the Company of such proposal at least ten days after mailing of the 2001 proxy statement, as described above, management proxies may not use their discretionary voting power for such proposal unless the Company sends to shareholders information on the matter to be presented at the meeting and how the management proxies intend to exercise their discretionary vote of such matter.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             /s/ William R. Hotz
Milwaukee, Wisconsin                         William R. Hotz
December 20, 2000                            Secretary and General Counsel




================================================================================
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

================================================================================

                        ST. FRANCIS CAPITAL CORPORATION
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 24, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders (the "Annual Meeting") and the Proxy Statement and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. Thomas R. Perz or Edmund O. Templeton, directors of St. Francis Capital Corporation (the "Company"), to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned on December 1, 2000, at the Annual Meeting which will be held on January 24, 2001, at 10:00 a.m., local time, at the Midway Hotel - Highway 100, 251 North Mayfair Road, Milwaukee, Wisconsin 53226, and at any adjournments or postponements thereof.

     This proxy is revocable and will be voted as directed below, but if no instructions are specified, this proxy will be voted FOR each of the matters listed below. If any other business is presented at the Annual Meeting or any adjournments or postponements thereof, this proxy will be voted by the named proxies in their best judgment and discretion. At the present time, the Board of Directors of the Company knows of no other business to be presented at the Annual Meeting.

Please mark your votes as in this example:  [x]


              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

------------------------------------------------------------------------------------------------------------------------------------

                         ST. FRANCIS CAPITAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
                      The Board of Directors recommends that you vote FOR matters 1 and 2.

1. ELECTION OF DIRECTORS:    1- EDWARD W. MENTZER   2- JULIA H. TAYLOR       [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY
                                                                                 listed to the left       to vote for all nominees
                                                                                 (except as specified     listed to the left
                                                                                 below).

(Instructions: to Withhold authority to vote for any indicated nominee,      [ ]
write the number(s) of the nominee(s) in the box provided to the right).

2. Ratification of the appointment of KPMG LLP as independent auditors of    [ ] FOR        [ ] AGAINST       [ ] ABSTAIN
the Company for the fiscal year ending September 30, 2001; and

3. In their discretion, the proxies are authorized to vote upon such other business as may property come before the Annual Meeting or any adjournments or postponements thereof.


Check appropriate box                   Date ______________________                  NO. OF SHARES
Indicate changes below:
Address Change?             [ ]   Name Change?   [ ]                                 [ ]


                                                                                     SIGNATURE(S) IN BOX

                                                                                     IMPORTANT: Please sign exactly as it appears
                                                                                     hereon. When signing as an attorney,
                                                                                     administrator, agent, corporation, officer,
                                                                                     executor, trustee, guardian or similar
                                                                                     position, please add your full title to your
                                                                                     signature. If shares of common stock are held
                                                                                     jointly, each holder may sign but only one
                                                                                     signature is required.


------------------------------------------------------------------------------------------------------------------------------------